Exhibit 10.15

Execution Version

LONG-TERM EQUITY INTERESTS PLAN 2011, LP

LIMITED PARTNERSHIP AGREEMENT

December 31, 2011

EXHIBITS

Exhibit A	-	Defined Terms
Exhibit B	-	Form of Purchase Notice
Exhibits C-1 and C-2	-	Forms of Applicable Holding Company Constituent Documents

SCHEDULES

Schedule A	-	Partners and Partnership Points
Schedule B	-	Applicable AMG Affiliates and Applicable Holding Companies

LONG-TERM EQUITY INTERESTS PLAN 2011, LP

LIMITED PARTNERSHIP AGREEMENT

This Limited Partnership Agreement (this “Agreement”) of Long-Term Equity Interests Plan 2011, LP (the “Partnership”) is made and entered into as of 11:59 p.m. on December 31, 2011 (the “Effective Time”), by and among the General Partner, the Initial Limited Partner (solely for purposes of Section 2.10), Affiliated Managers Group, Inc. (“AMG”) (solely for purposes of Sections 2.8, 2.9 and 10.16), the Persons identified as Limited Partners on Schedule A hereto, and the Persons who become Partners of the Partnership in accordance with the provisions hereof.

WHEREAS, the Partnership was formed pursuant to the Act by filing the Certificate and entering into the Existing Agreement as of December 31, 2011; and

WHEREAS, the Partners desire to continue the Partnership as a limited partnership under the Act from and after the Effective Time, and to amend and restate the Existing Agreement in its entirety as herein set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual covenants hereinafter set forth, the parties hereby agree as follows.

ARTICLE I - DEFINITIONS.

Section 1.1                                      Definitions. Capitalized terms used in this Agreement (including the Exhibits and Schedules hereto) but not defined in the body hereof are defined in Exhibit A.

ARTICLE II - GENERAL PROVISIONS.

Section 2.1                                      Continuation.

(a)                      The General Partner has formed the Partnership under and pursuant to the terms of the Act.  The Partners agree to continue the Partnership as a limited partnership under and pursuant to the provisions of the Act, and further agree that the rights, duties and liabilities of the Partners shall be as provided in the Act, except as otherwise provided in this Agreement.  The Existing Agreement is amended and restated in its entirety by this Agreement, effective as of the Effective Time.

(b)                     The General Partner shall execute, deliver and file any certificates required or permitted by the Act to be filed in the office of the Secretary of State of the State of Delaware.

Section 2.2                                      Name.  The name of the Partnership shall be “Long-Term Equity Interests Plan 2011, LP.”  At any time, the name of the Partnership may be changed by the General Partner.

Section 2.3                                      Term.  The term of the Partnership shall continue in perpetuity, until the

Partnership is dissolved in accordance with the provisions of this Agreement.

Section 2.4                                      Registered Agent and Registered Office.  The Partnership’s registered agent and registered office in Delaware shall be as set forth in the Certificate.  At any time, the General Partner may designate another registered agent and/or registered office.

Section 2.5                                      Principal Place of Business.  The principal place of business of the Partnership shall be at the offices of the General Partner.  At any time, the location of the Partnership’s principal place of business may be changed by the General Partner.

Section 2.6                                      Purposes and Powers.  The principal business activity and purpose of the Partnership shall be (a) to hold ownership interests in the Applicable Holding Companies, and (b) to provide guidance to AMG in relation to AMG’s (or its applicable Controlled Affiliates’) exercise of its rights and obligations as the managing member, general partner or managing partner (or the equivalent, as applicable) of each of the Applicable AMG Affiliates.  In addition, the Partnership shall have the authority to engage in any other lawful business, purpose or activity permitted by the Act which is determined by the General Partner with a Supermajority Limited Partner Vote, and it shall possess and may exercise all of the powers and privileges granted by the Act or which may be exercised by any Person, together with any powers incidental thereto, so far as such powers or privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Partnership.

Section 2.7                                      Title to Property.  All property owned by the Partnership, real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property.

Section 2.8                                      New AMG Affiliates.  As soon as practicable following the consummation of AMG’s acquisition of a direct or indirect ownership interest in a New AMG Affiliate (a “New Investment”), AMG shall (a) cause the Applicable Holding Company through which AMG owns such ownership interest to issue to the Partnership an ownership interest in such Applicable Holding Company having the same rights and obligations as provided in the form(s) of constituent document set forth in Exhibit C-1 (in the case of an Applicable Holding Company that is a limited liability company) or Exhibit C-2 (in the case of an Applicable Holding Company that is a corporation), (b) cause the constituent or other governing documents of such Applicable Holding Company to be amended and restated in the form(s) set forth in Exhibit C-1 or Exhibit C-2, as applicable, and (c) cause the General Partner to update Schedule B to include such New AMG Affiliate as an Applicable AMG Affiliate and such other information (including, without limitation, the Series C Percentage applicable to such related Applicable Holding Company) required with respect thereto.  The Series C Percentage applicable to any such Applicable Holding Company at the time of such New Investment shall be the percentage set forth on Part 3 of Schedule B.

Section 2.9                                      Follow-on Investments.  As soon as practicable following the consummation of an additional investment made directly or indirectly by AMG in an Applicable AMG Affiliate following the Effective Time (in the case of an Extant AMG Affiliate) or following the date of a New Investment in an Applicable AMG Affiliate (in the case of a New AMG Affiliate) (a “Follow-on Investment”), AMG shall cause the General Partner to (a) increase the Series C Percentage applicable to the Applicable Holding Company and the Series C Participation Threshold applicable to such Applicable AMG Affiliate as equitable and appropriate to take into account such Follow-on Investment (for such purposes, treating the Partnership’s economic interest in a Follow-on Investment commensurate with a New Investment), and (b) update Schedule B to reflect such adjustments.

Section 2.10                                Withdrawal of the Initial Limited Partner.  Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that LTEIP LP Holdings, LLC (the “Initial Limited Partner”) hereby withdraws as a Partner as of the Effective Time.

ARTICLE III - MANAGEMENT OF THE PARTNERSHIP.

Section 3.1                                      General Partner.  Subject to the other provisions contained herein, the management and control of the business of the Partnership shall be vested exclusively in the General Partner, and the General Partner shall have exclusive power and authority, in the name of and on behalf of the Partnership, to perform all acts and do all things which, in its sole discretion, it deems necessary or desirable to conduct the business of the Partnership, without the vote or consent of the Partners in their capacity as such; provided, however, that without a Supermajority Limited Partner Vote, following the Effective Time, the Partnership shall not: (a) merge or consolidate with any other Person, or sell all or substantially all of its assets; (b) sell, transfer or otherwise dispose of all or any portion of its ownership interests in any Applicable Holding Company (other than sales, transfers or dispositions to third party purchasers for fair market value consideration and in which AMG also sells, transfers or disposes of its interest in such Applicable Holding Company); (c) agree to amend, modify or terminate any constituent or other governing documents of any Applicable Holding Company (other than (i) as provided in this Agreement, or (ii) amendments and modifications which would not adversely impact the rights, obligations, powers or preferences of the Partnership or the Limited Partners); (d) authorize or issue any equity or ownership interests or other securities of any type of the Partnership; (e) create, incur, assume or suffer to exist any Indebtedness; or (f) vote in favor of, or otherwise approve, in its capacity as shareholder or equityholder of any Applicable Holding Company, any action which would adversely impact the rights, obligations, powers or preferences of the Partnership or the Limited Partners.

Section 3.2                                      Limited Partners.  Except as specifically provided in this Agreement, Limited Partners, in their capacity as such, shall have no right to amend or terminate this Agreement or to appoint, select, vote for or remove the General Partner or its agents, or to exercise voting rights or call a meeting of the Partners.

ARTICLE IV - CAPITAL ACCOUNTS; ALLOCATIONS AND DISTRIBUTIONS.

Section 4.1                                      Capital Accounts.

(a)                      There shall be established for each Partner a Capital Account.  No Partner shall have the right to withdraw any part of his, her or its (including his, her or its predecessor’s in interest) Capital Account until the dissolution and winding up of the Partnership, except as distributions pursuant to this Article IV may represent returns of capital, in whole or in part.  No Partner shall be entitled to receive any interest on any Capital Account balance.  No Partner shall have any personal liability for the repayment of any Capital Contribution of any other Partner. Except as specifically set forth herein or as may be required under applicable law, the Partners shall not be required to make any further contributions to the Partnership.  No Partner shall make any contribution to the Partnership without the prior consent of the General Partner.

(b)                     The Capital Account of each Partner shall be increased by such Partner’s allocable share of income and gain, if any, of the Partnership (as well as the Capital Contributions made by a Partner after the Effective Time), and shall be decreased by such Partner’s allocable share of deductions and losses, if any, of the Partnership, and by the amount of all distributions made to such Partner.  The amount of any distribution of assets other than cash shall be deemed to be the Fair Market Value of such assets (net of any liabilities encumbering such property that the distributee Partner is considered to assume or take subject to).  Capital Accounts may also be adjusted upon the Transfer of Partnership Interests as set forth in Section 5.2(b).

Section 4.2                                      Allocations.

(a)                      Subject to Sections 4.2(c), 4.5 and 5.3, all items of Partnership income and gain shall be allocated among the Partners’ Capital Accounts at the end of every calendar quarter in accordance with (and in proportion to) each such Partner’s respective number of Partnership Points on the first day of such quarter.

(b)                     Subject to Sections 4.2(d), 4.2(e), 4.5 and 5.3, all items of Partnership loss and deduction shall be allocated among the Partners’ Capital Accounts at the end of every calendar quarter in accordance with (and in proportion to) each such Partner’s respective number of Partnership Points on the first day of such quarter; provided, that no additional losses shall be allocated to a Partner once its Capital Account has been reduced to zero (0), unless all Partners’ Capital Accounts have then been reduced to zero (0).

(c)                      If the Partnership has any Capital Surplus from the sale, exchange or disposition of an asset of the Partnership (including a direct ownership interest in any Applicable Holding Company held by the Partnership), then that Capital Surplus shall be allocated among the Partners’ Capital Accounts in accordance with (and in proportion to) each such Partner’s respective number of Partnership Points as of the effective date of the transaction.

(d)                     If the Partnership has any Capital Loss from the sale, exchange or disposition of an asset of the Partnership (including a direct ownership interest in any Applicable Holding Company held by the Partnership), then that Capital Loss shall be allocated among the Partners’ Capital Accounts in accordance with (and in proportion to) each such Partner’s respective number of Partnership Points as of the effective date of the transaction; provided, that no additional losses shall be allocated to a Partner once its Capital Account has been reduced to zero (0), unless all Partners’ Capital Accounts have then been reduced to zero

(0).

(e)                      To the extent that a Transfer of Partnership Interests from any Limited Partner is deemed, under GAAP, to be compensation granted to the transferee (the amount of such compensation under GAAP, a “Compensation Expense”) and a contribution by the transferring Limited Partner, such Limited Partner’s Capital Account shall (i) immediately prior to such Transfer, be increased by the amount of such Compensation Expense and (ii) immediately after such Transfer, be decreased by the amount of such Compensation Expense.

Section 4.3                                      Distributions.

(a)                      Subject to Section 4.4, within thirty (30) days after the end of each calendar quarter, to the extent cash is available thereof at the Partnership, the Partnership shall, based on the unaudited financial statements for such calendar quarter, distribute to each Partner an amount equal to the positive difference resulting from (i) the allocation of income and gain to such Partner pursuant to Section 4.2(a) for such calendar quarter, minus (ii) the allocation of loss and deduction to such Partner pursuant to Section 4.2(b) for such calendar quarter.

(b)                     Except to the extent distributions are provided for in Section 4.3(a), any other amounts available for distribution to the Partners shall be distributed to the Partners at such times as may be determined by the General Partner (but in any event, the General Partner shall cause the Partnership to distribute to the Partners such amount as is necessary to meet taxation obligations arising from the allocations of income and gain pursuant to this Article IV), provided that any such distribution shall be made among the Partners: (i) if attributable to a sale of all, or a substantial portion (as determined by the General Partner) of the assets of the Partnership, then in the same manner and order as such distribution would have been made under Section 4.4 upon a dissolution; (ii) if attributable to a sale of any such asset other than as described in clause (i), a distribution of the resulting Capital Surplus shall be made in accordance with allocations of Capital Surplus pursuant to Section 4.2(c); and (iii) if attributable other than to a sale described in clause (i) or (ii), then in accordance with (and in proportion to) their respective number of Partnership Points as of the last day of the calendar quarter ending immediately prior to such distribution; provided, that no additional distribution shall be made to a Partner once its Capital Account has been reduced to zero (0).

(c)                      Notwithstanding any other provision of this Agreement, neither the Partnership, nor the General Partner on behalf of the Partnership, shall make a distribution to any Partner on account of its Partnership Interests if such distribution would violate the Act or other applicable law.

Section 4.4                                      Distributions Upon Dissolution; Establishment of a Reserve Upon Dissolution.

(a)                      Upon the dissolution of the Partnership, after payment (or the making of reasonable provision for the payment) of all liabilities of the Partnership owing to creditors, the General Partner, or if there is none, the Liquidating Trustee appointed as set forth in Section 7.4, shall set up such reserves as it deems reasonably necessary for any contingent, conditional or unmatured liabilities or other obligations of the Partnership.  Such reserves may be paid over by the General Partner or Liquidating Trustee to a bank (or other third party), to be held in escrow for the purpose of paying any such contingent, conditional or unmatured liabilities or other obligations.  At the expiration of such period(s) as the General Partner or Liquidating Trustee may deem advisable, such reserves, if any (and any other assets available for distribution), or a portion thereof, shall be distributed to the Partners (following the allocation to the Partners’ Capital Accounts of any income, gain, loss, deduction, Capital Surplus or Capital Loss in the manner provided in Section 4.2) among the Partners in accordance with (and in proportion to) their respective Capital Accounts as of the date of dissolution.

(b)                     If any assets of the Partnership are to be distributed in kind in connection with such liquidation, such assets shall be distributed on the basis of their Fair Market Value net of any liabilities encumbering such assets and, to the greatest extent possible, shall be distributed pro rata in accordance with the total amounts to be distributed to each Partner.  Immediately prior to the effectiveness of any such distribution in kind, each item of gain and loss that would have been recognized by the Partnership had the property being distributed been sold at Fair Market Value shall be determined and allocated to those persons who were Partners immediately prior to the effectiveness of such distribution in accordance with Sections 4.2(c) and 4.2(d).

Section 4.5                                      Certain Special Allocations; Proceeds from Capital Contributions.

(a)                      Notwithstanding any other provision in this Article IV, if there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of U.S. Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any taxable year, the Partners shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to U.S. Treasury Regulations Sections 1.704-2(g)(2) and 1.704-2(i)(5).  The items to be so allocated shall be determined in accordance with U.S. Treasury Regulations Section 1.704-2(f).  This Section 4.5(a) is intended to comply with the minimum gain chargeback requirements in such U.S. Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in U.S. Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b)                     In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balance in his Capital Account created by such adjustments, allocations or distributions as promptly as possible.

(c)                      In the event any Partner has a deficit Capital Account at the end of any fiscal year which is in excess of the sum of (i) the amount such Partner is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of U.S. Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.5(c) shall be made only if and to the extent that a

Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article IV have been tentatively made as if Section 4.5(b) and this Section 4.5(c) were not in this Agreement.

(d)                     Partner Nonrecourse Deductions shall be allocated among the Partners in accordance with their respective numbers of Partnership Points.

(e)                      Partner Nonrecourse Deductions for any taxable period shall be allocated to the Partner who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with U.S. Treasury Regulations Section 1.704-2(j).

(f)                        The allocations set forth in Sections 4.5(a), (b), (c), (d) and (e) (the “Regulatory Allocations”) are intended to comply with certain requirements of the U.S. Treasury Regulations.  It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 4.5(f), and to the extent Regulatory Allocations are necessary, it is the intent of the Partners that they be made in as consistent a manner with the provisions of Section 4.2 as practicable, subject to compliance with the U.S. Treasury Regulations.  Therefore, notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account and net allocations are, to the extent possible, equal to the Capital Account balance and net allocation such Partner would have had if the Regulatory Allocations were not a part of this Agreement and all Partnership items were allocated pursuant to Section 4.2.  In exercising its discretion under this Section 4.5(f), the General Partner shall take into account future Regulatory Allocations under Section 4.5(a) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 4.5(d) and (e).

(g)                     Capital Contributions made by any Partner may, in the sole discretion of the General Partner, be used for the benefit of the Partnership, or, may be distributed by the Partnership, in which case, any such proceeds shall be allocated and distributed among the Partners in accordance with (and in proportion to) their respective Capital Accounts as of immediately prior to such contribution (it being understood that in the case the proceeds are a note receivable, any such distribution shall only occur upon receipt by the Partnership of cash in respect thereof).

Section 4.6                                      Federal Tax Allocations. The General Partner shall, in its sole discretion, allocate the ordinary income and losses and capital gains and losses of the Partnership as determined for U.S. Federal income tax purposes (and each item of income, gain, loss, deduction or credit entering into the computation thereof), as the case may be, among the Partners for tax purposes in a manner that, to the greatest extent possible:  (a) reflects the economic arrangement of the Partners under this Agreement (determined after taking into account the allocation and distribution provisions this Article IV) and (b) is consistent with the principles of Sections 704(b) and 704(c) of the Code.  The Partners understand and agree that, with respect to any item of property (other than cash) contributed (or deemed to be contributed for U.S. federal income tax purposes) by a Partner to the capital of the Partnership, the initial tax basis of such property in the hands of the Partnership will be the same as the tax basis of such property in the hands of such Partner at the time so contributed.  The Partners further understand and agree that the taxable income and taxable loss of the Partnership is to be computed for Federal income tax purposes by reference to the initial tax basis to the Partnership of any assets and properties contributed by the Partners (and not by reference to the Fair Market Value of such assets and properties at the time contributed).  The Partners also understand that, pursuant to Section 704(c) of the Code, all taxable items of income, gain, loss and deduction with respect to such assets and properties shall be allocated among the Partners for Federal income tax purposes so as to take account of any difference between the initial tax basis of such assets and properties to the Partnership and their Fair Market Values at the time contributed, using any method authorized by the Income Tax Regulations under Section 704(c) and selected by the General Partner, in its sole discretion.  For purposes of maintaining the Capital Accounts of the Partners, items of income, gain, loss and deduction relating to any asset or property contributed to the Partnership that are required to be allocated for tax purposes pursuant to Section 704(c) of the Code shall not be reflected in the Capital Accounts of the Partners.

Section 4.7             Profits Interests.  The Partnership Points are intended to constitute “profits interests” within the meaning of Revenue Procedures 93-27, 1993-2 C.B. 343 (June 9, 1993) and 2001-43, 2001-2 C.B. 191 (August 20, 2001) (“Profits Interests”) for federal income tax purposes, and the provisions of this Agreement shall be interpreted in a manner consistent with such intended treatment.  The Partnership and each Partner agree to treat the Partnership Points as Profits Interests in accordance with the foregoing intent.  The General Partner is authorized to cause the Partnership to make an election to value any Partnership Point at liquidation value (a “Safe Harbor Election”), as the same may be permitted pursuant to or in accordance with the finally promulgated successor rules to Proposed Treasury Regulation Section 1.83-3(l) and IRS Notice 2005-43, 2005-1 C.B. 1221 (May 20, 2005) (collectively, the “Proposed Rules”).  Any such Safe Harbor Election shall be binding on the Partnership and on all of its Partners with respect to all transfers of Partnership Points thereafter made by the Partnership while a Safe Harbor Election is in effect.  A Safe Harbor Election once made may be revoked by the Partnership as permitted by the Proposed Rules or any applicable rule.  The Partnership shall file or cause to be filed all returns, reports and other documentation as may reasonably be required to perfect and maintain the Safe Harbor Election.  The General Partner is hereby authorized and empowered, without further vote or action of the Limited Partners to amend the Agreement as necessary to comply with the Proposed Rules or any rule, in order to provide for a Safe Harbor Election and the ability to maintain or revoke the same, and shall have the authority to execute any such amendment by and on behalf of each Limited Partner.  Each Partner agrees to use commercially reasonable efforts to cooperate with any reasonable request of the General Partner to perfect and maintain any Safe Harbor Election, and to timely execute and deliver any documentation with respect thereto reasonably requested by the Partnership.  Notwithstanding the foregoing, no Covered Person shall be liable to the Partnership, its Controlled Affiliates or any other Covered Person for any loss, damage or claim incurred by reason of any failure of any Partnership Point to be treated as a Profits Interest within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343 (June 9, 1993), or any other act that may or may not be taken as contemplated by this Section 4.7.  In the event that any of the Partnership, the General Partner or any Limited Partner receives written notice from the IRS that the Partnership Points do not constitute Profits Interests for federal income tax purposes, such Person shall promptly provide notice thereof to the General Partner, and the General Partner shall provide notice thereof to each Limited Partner as soon as reasonably practicable thereafter.

ARTICLE V - TRANSFERS; RESIGNATION, REDEMPTION AND WITHDRAWAL.

Section 5.1             Transferability of Partnership Interests.  No Partnership Interests held by any Partner may be Transferred and no Transfer by a Partner shall be binding upon the Partnership or any Partner, unless, in each case, it is expressly permitted by this Article V and the General Partner receives an executed copy of the documents effecting such Transfer (which shall be in form and substance reasonably satisfactory to the General Partner); provided, that a Change of Control of AMG (and the resulting Change of Control of the General Partner) shall not constitute such a Transfer, regardless of how structured.  A Transferee of Partnership Interests may become a substitute Partner only upon the terms and conditions set forth in Section 5.2.  If a Transferee of Partnership Interests of a Partner in the Partnership does not become (and until any such Transferee becomes) a substitute Partner in accordance with the provisions of Section 5.2, such Person shall not be entitled to exercise or receive any of the rights, powers or benefits of a Partner other than the right, if any, to receive allocations of profits and losses and distributions which have been Transferred to such Person.  No Partner’s Partnership Interests may be Transferred except:

(a)       in the case of a Limited Partner, his or her Partnership Interests may be Transferred (i) with the prior written consent of the General Partner, (ii) in accordance with the provisions of Article VI, (iii) upon the death of such Limited Partner, by will or the laws of descent and distribution, and (iv) to members of his or her Immediate Family (excluding for this purpose, former spouses); and

(b)       in the case of the General Partner, (i) its Partnership Interests may be Transferred upon a Supermajority Limited Partner Vote, (ii) its Partnership Interests may be Transferred to a Permitted AMG Transferee (provided that immediately upon the transferee ceasing to be a Permitted AMG Transferee, the transferee shall automatically be deemed to have transferred back to the General Partner all of the rights and obligations assigned to it hereunder), (iii) AMG’s and/or any of its Controlled Affiliates’ (including the General Partner’s) direct and indirect interests in the Partnership may be pledged and encumbered, and lien holders of AMG’s and/or any of its Controlled Affiliates’ (including the General Partner’s) Partnership Interests may have and be able to exercise the rights of secured creditors with respect to such interests (including, without limitation, foreclosure on such interests by such Persons), and (iv) its Partnership Points may be Transferred to an existing Limited Partner or to a Person who is not a Limited Partner but who becomes a Limited Partner;

provided, that in each case, (x) the Transferee enters into an agreement with the Partnership agreeing to be bound by the provisions hereof, and (y) whether or not the Transferee enters into such an agreement, the Transferred Partnership Interests shall thereafter remain subject to this Agreement to the same extent they would be if held by such Partner.

Section 5.2             Substitute Partners.

(a)       No Transferee of Partnership Interests of a Partner shall become a Partner except in accordance with this Section 5.2.  The General Partner may admit, in its sole discretion as a substitute Partner (with respect to all or a portion of the Partnership Interests held by a Person), any Person that acquires Partnership Interests by Transfer from another Partner pursuant to Section 5.1.  The admission of a Transferee as a substitute Partner shall, in all events, be conditioned upon the execution of an instrument satisfactory to the General Partner whereby such Transferee becomes a party to this Agreement as a Partner.

(b)       Immediately prior to the effectiveness of the admission of a Transferee of Partnership Interests of a Partner as a substitute Partner with respect to such Partnership Interests pursuant to the provisions of this Section 5.2, the General Partner may, in its sole discretion, elect to revalue the assets of the Partnership effective immediately prior to such admission.  If the General Partner elects to revalue the assets of the Partnership then the Capital Accounts of all the Partners shall be adjusted as follows: (i) the General Partner shall determine the proceeds which would be realized if the Partnership sold all its assets immediately prior to the effectiveness of such admission, for a price equal to the Fair Market Value of such assets determined as provided for herein, and (ii) the General Partner shall allocate amounts equal to the net gain or net loss which would have been realized upon such a sale to the Capital Accounts of all the Partners immediately prior to the effectiveness of such admission, in accordance with the provisions of Section 4.2(c) or Section 4.2(d), as applicable.

Section 5.3             Allocations and Distributions as between Transferor and Transferee; Successor to Capital Accounts.  Notwithstanding anything to the contrary in Section 4.2, in the event of a Transfer of Partnership Interests pursuant to this Agreement, (a) allocations pursuant to Article IV shall be made on a pro-rata basis to those Persons who held such Transferred Partnership Interests during such calendar quarter based upon the respective number of calendar days during such calendar quarter that such Persons held such Partnership Interests prior to and following such Transfer, and (b) distributions pursuant to Article IV shall be made to those Persons who received the corresponding allocations of Partnership income and gain under Article IV.  In connection with a Transfer by a Partner of Partnership Points, the Transferee shall succeed to a pro rata (based on the percentage of such Partner’s Partnership Points Transferred) portion of the Transferor’s Capital Account (net of amounts previously allocated but not yet distributed to such Partner hereunder), unless the Transferor and Transferee otherwise agree and so direct the Partnership and the General Partner in a written statement signed by both the Transferor and Transferee and, unless such agreement makes no change other than to reserve to the Transferor all or a portion of distributions pursuant to Article IV, consented to by the General Partner; provided, that in the case of a Transfer by the General Partner of Partnership Points, the Transferee shall not succeed to any portion of the General Partner’s Capital Account unless the General Partner otherwise consents.

Section 5.4             Resignation, Redemptions, Withdrawals.

(a)       No Limited Partner shall have the right to resign as a Partner, to cause the redemption of any of its Partnership Interests, in whole or in part, or to withdraw from the

Partnership, except (i) with the prior written consent of the General Partner, or (ii) as is expressly provided for in Section 2.10 or Article VI.  Upon any resignation, redemption or withdrawal, the Limited Partner shall only be entitled to the consideration, if any, provided for in Article VI upon the purchase of its Partnership Interests, if and to the extent such Article provides for such a purchase (and shall in no event be entitled to a withdrawal, redemption or distribution of its Capital Account in whole or in part).  If the Partnership Interests acquired from such Limited Partner pursuant to Article VI (together with all Partnership Interests previously acquired from such Limited Partner) constitutes all of the Partnership Interests owned by such Limited Partner prior to such acquisition, such Limited Partner automatically shall be deemed to have withdrawn from the Partnership and shall no longer have any rights under this Agreement, other than the right to receive payments as provided in Article VI if and to the extent such Article so provides.

(b)       Without a Supermajority Limited Partner Vote, the General Partner may not resign or withdraw as General Partner or have all or any portion of its interest in the Partnership redeemed.  Any resigned, withdrawn or removed General Partner shall retain its interest in the capital of the Partnership and its other economic rights under this Agreement as a Limited Partner having the number of Partnership Points held by the General Partner prior to its resignation, withdrawal or removal.  If a General Partner who has resigned, withdrawn or been removed no longer has any economic interest in the Partnership, then upon such resignation, withdrawal or removal such Person shall cease to be a Partner of the Partnership.

Section 5.5             Additional Requirements.  As additional conditions to the validity of any Transfer of a Partner’s Partnership Interests pursuant to Section 5.1, such Transfer shall not:  (a) violate the registration provisions of the Securities Act or the securities laws of any applicable jurisdiction, (b) cause the Partnership or any class of its securities to become subject to registration under the Exchange Act, (c) cause the Partnership to become subject to regulation as an “investment company” under the 1940 Act and the rules and regulations of the SEC thereunder, (d) result in the termination of any contract to which any of the Applicable AMG Affiliates is a party and which individually or in the aggregate is material (it being understood that any contract pursuant to which an Applicable AMG Affiliate provides Investment Management Services is material), or (e) result in the treatment of the Partnership as an association taxable as a corporation or as a “publicly traded partnership” for Federal or state income tax purposes.  The General Partner may require reasonable evidence as to the foregoing, including, without limitation, a favorable opinion of counsel, which expense shall be borne by the parties to such transaction.  To the fullest extent permitted by law, any Transfer that violates the conditions of this Section 5.5 shall be null and void.

Section 5.6             Representations of Partners.  Each Partner hereby represents and warrants to the Partnership and each other Partner, and acknowledges, that (a) he, she or it has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of an investment in the Partnership and making an informed investment decision with respect thereto, (b) he, she or it is able to bear the economic and financial risk of an investment in the Partnership for an indefinite period of time, (c) he, she or it is acquiring an interest in the Partnership for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof, (d) the Partnership

Interests have not been registered under the securities laws of any jurisdiction and cannot be disposed of unless they are subsequently registered and/or qualified under applicable securities laws and the provisions of this Agreement have been complied with, and (e) the execution, delivery and performance of this Agreement by such Partner do not require him, her or it to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any existing law or regulation applicable to him, her or it, or any agreement or instrument to which he, she or it is a party or by which he, she or it is bound.

ARTICLE VI - VESTING; PUTS AND CALLS.

Section 6.1             Vesting of Partnership Points.  Partnership Points held by a Limited Partner shall vest in accordance with the vesting schedule set forth opposite such Limited Partner’s name on Schedule A hereto (as so vested, the “Vested Points”); provided, however, that upon (x) the death or permanent disability of such Limited Partner, or (y) a Change of Control of AMG, all of such Limited Partner’s Partnership Points shall immediately become Vested Points.  At any time, Partnership Points held by a Limited Partner which have not yet vested pursuant to the terms of this Section 6.1, shall be referred to as “Unvested Points.”  Notwithstanding the foregoing, the General Partner may in its sole discretion accelerate the vesting of all or any portion of the Unvested Points held by any Limited Partner.  For the avoidance of doubt, any Partnership Points held by the General Partner shall be deemed to be Vested Points while held by the General Partner (including, without, limitation, Partnership Points which are forfeited to the General Partner pursuant to Section 6.2).

Section 6.2             Forfeiture of Unvested Points.

(a)       In the event that the General Partner provides written notice to any Limited Partner that the Partnership shall no longer avail itself of the services provided to the Partnership by such Limited Partner for any reason, such Limited Partner shall forfeit to the General Partner (a “Forfeiture”, and such written notice, a “Forfeiture Notice”) all of the Unvested Points held by such Limited Partner, with no further obligation on the part of the Partnership or any Partner to such Limited Partner with respect thereto.

(b)       Without any action on the part of any of the Partnership, such Limited Partner or any other Partner, the closing of any Forfeiture shall take place immediately and automatically upon the delivery of such Forfeiture Notice.  Upon any Forfeiture, the General Partner shall be deemed to have acquired all of the Unvested Points of such Limited Partner (including the entire Partnership Interest with respect thereto).  Such Limited Partner shall, upon such Forfeiture, cease to have any rights hereunder in respect of such Unvested Points and the related Partnership Interest.

Section 6.3             Fair Value Determination.

(a)       The General Partner shall (i) no later than January 31st of each calendar year, determine the fair value (“Fair Value”), as of December 31st of the preceding calendar year, of the Partnership Points held by each Limited Partner and provide a written statement thereof to each such Limited Partner, and (ii) in the event of the death or permanent disability of a Limited Partner or a Change of Control of AMG, as promptly as practicable following the receipt of a written request thereof by an applicable Limited Partner (or legal representative or legatee), determine the Fair Value, as of the last day of the most recently completed calendar quarter, of the Partnership Points held by such Limited Partner and provide a written statement thereof to such Limited Partner; provided, that, in each case, the General Partner may (at the expense of the General Partner) engage a nationally recognized independent valuation expert (an “Independent Valuation Expert”) to assist with the determination of Fair Value.

(b)       For purposes of any determination of Fair Value hereunder, the parties acknowledge and agree that (i) the Fair Value shall be based upon the Partnership’s implied share of the run-rate income (or so called “Owners’ Allocation”) generated by the Applicable AMG Affiliates without regard to any expenses, obligations, expenditures or other costs incurred by AMG or its Controlled Affiliates (including, without limitation, the General Partner, the Partnership and the Applicable AMG Affiliates) (provided, that such run-rate income shall take into account any expected “Owners’ Allocation Expenditures” and similar expenses of the Applicable AMG Affiliates), (ii) the Fair Value shall assume a transaction between a willing buyer and willing seller when neither is under compulsion to buy or sell and both have reasonable knowledge of the relevant facts, and (iii) the methodologies used to determine the Fair Value of any Partnership Points under this Agreement shall be consistently applied among all Limited Partners and all periods.  Any such determination of the Fair Value of the Partnership Points shall be final and binding on each of the General Partner and the applicable Limited Partners.

Section 6.4             Puts and Calls of Vested Points.

(a)       A Limited Partner may, at such Limited Partner’s option, subject to the terms and conditions set forth in this Section 6.4, cause the General Partner to purchase (and in such event the General Partner shall purchase) (a “Put”) all or any portion of such Limited Partner’s Vested Points annually, beginning with calendar year 2014, on the last business day of the first calendar quarter of each calendar year (a “Purchase Date”); provided, that such Put right shall not apply to any Vested Points which have not been Vested Points for more than six (6) months prior to the last day of the most recently completed calendar quarter prior to such Purchase Date.

(b)       Notwithstanding anything to the contrary in this Section 6.4, a Limited Partner may exercise its Put right hereunder with respect to all or any portion of such Limited Partner’s Vested Points in connection with (x) a Change of Control of AMG, or (y) the death or permanent disability of such Limited Partner, and, in each case, the Purchase Date for such Put shall be the later of: (i) the last business day of the second (2nd) full month following the delivery by such Limited Partner of a Purchase Notice (as defined below), or (ii) the last business day of the first (1st) month following the delivery by such Limited Partner of a Purchase Notice which would allow the Fair Value of such Vested Points to be determined in connection with such Put as of a date which is more than six (6) months prior to the date on which such Partnership Points became Vested Points; provided, however, that if such Purchase Date would otherwise fall on or prior to the last business day of the month following the month in which occurred the second (2nd) anniversary of the Effective Date, then the applicable Limited Partner may elect to delay the Purchase Date until such last business day.  In addition to the foregoing, a Limited Partner may exercise its Put right hereunder with respect to all or any portion of such Limited Partner’s Vested Points at any time upon the receipt by any of the Partnership, the General Partner or any Limited Partner of written notice from the IRS that the Partnership Points do not constitute Profits Interests for federal income tax purposes, and in such event the Purchase Date for such Put shall be the later of: (x) the last business day of the second (2nd) full month following the delivery by such Limited Partner of a Purchase Notice, or (y) the last business day of the first (1st) month following the delivery by such Limited Partner of a Purchase Notice which would allow the Fair Value of such Vested Points to be determined in connection with such Put as of a date which is more than six (6) months prior to the date on which such Partnership Points became Vested Points.

(c)       In the event that a Limited Partner engages in Competitive Activity at any time, the General Partner may cause such Limited Partner to sell (and in such event such Limited Partner shall sell) all or any portion of the Vested Points held by such Limited Partner (a “Call”) and, in such case, the Purchase Date for such Call shall be the later of: (i) the last business day of the second (2nd) full month following the delivery by the General Partner of a Purchase Notice, or (ii) the last business day of the first (1st) month following the delivery by such Limited Partner of a Purchase Notice which would allow the Fair Value of such Vested Points to be determined in connection with such Call as of a date which is more than six (6) months prior to the date on which such Partnership Points became Vested Points; provided, however, that if such Purchase Date would otherwise fall on or prior to the last business day of the month following the month in which occurred the second (2nd) anniversary of the Effective Date, then the applicable Limited Partner may elect to delay the Purchase Date until such last business day.

(d)       Any Limited Partner or the General Partner may exercise a Put or a Call, respectively, by delivering to the other Person a written notice in the form attached as Exhibit B hereto (a “Purchase Notice”) stating the number of Vested Points to be sold and purchased in such Put or Call (as applicable) (the “Purchased Points”), as follows:

(i)            In the case of a Put to be exercised pursuant to Section 6.4(a), on or prior to the last business day of February preceding the applicable Purchase Date;

(ii)           In the case of a Put to be exercised pursuant to the first sentence of Section 6.4(b), at any time following the announcement of such Change of Control of AMG or following the death or permanent disability of such Limited Partner (as applicable);

(iii)          In the case of a Put to be exercised pursuant to the second sentence of Section 6.4(b), at any time following receipt of the notice described therein; and

(iv)          In the case of a Call to be exercised pursuant to Section 6.4(c), at any time following the applicable Limited Partner’s engagement in Competitive Activity.

(e)       At the closing of any Put or Call (as applicable) on the applicable Purchase Date, the General Partner shall pay the Purchase Price by any combination (at the General Partner’s election) of Cash Payment and/or AMG Shares, against delivery of representations and warranties that such Limited Partner is the sole record and beneficial owner of the Purchased Points, free and clear of any Liens other than those imposed by this Agreement.  In connection with any Put or Call, the General Partner shall be deemed to be repurchasing a ratable share of such Limited Partner’s Partnership Interest, including any related Capital Account.

(f)        As of the applicable Purchase Date, the Limited Partner shall cease to hold the Purchased Points purchased on such Purchase Date and shall cease to hold a pro rata portion of such Limited Partner’s Capital Account (which shall have been transferred to the General Partner) and shall no longer have any rights with respect to such portion of his or her Partnership Interest.

(g)       In the event that a Limited Partner is required to sell all or any portion of his or her Partnership Interest pursuant to this Section 6.4 and for any reason fails to execute and deliver the agreements required by this Section 6.4 and otherwise to consummate such sale in accordance with this Section 6.4, the General Partner may deposit the amount payable in respect of such Partnership Interest (subject to offset for any amounts owed by the Limited Partner to the General Partner or its Affiliates, including, without limitation, estimated escrow account fees, as calculated by the General Partner) with any bank doing business within fifty (50) miles of the Partnership’s principal place of business, with the Partnership’s accounting firm or such Limited Partner’s counsel, as agent for such Limited Partner, to be held by such bank, accounting firm or counsel for the benefit of and for delivery to such Limited Partner.  Upon such deposit by the General Partner and upon notice thereof given to such Limited Partner, such Limited Partner shall have no further rights under this Agreement with respect to such Partnership Interests (other than the right to withdraw the payment therefor, if any, held by the agent described in the preceding sentence).  Each Limited Partner does hereby irrevocably constitute and appoint the General Partner with full power of substitution, the true and lawful attorney-in-fact and agent of such Limited Partner, to execute and deliver, in such Limited Partner’s (or his or her assignee’s) name, place and stead, all instruments, documents and certificates as the General Partner may determine to be necessary, appropriate or convenient to consummate any sale contemplated by this Section 6.4 and/or make any deposit contemplated by this Section 6.4(g).  This power of attorney shall be deemed to be coupled with an interest, shall be irrevocable, shall survive and not be affected by the dissolution, bankruptcy, incompetence or legal disability of any Limited Partner and shall extend to such Limited Partner’s successors and assigns.

(h)       The General Partner may (without the need for any vote or consent of any Partner) assign any or all of its rights and obligations under this Section 6.4, in one or more instances, to any other Person; provided, however, that no such assignment shall relieve the General Partner of its obligation to make payment of a Purchase Price to the extent not paid by any such assignee.

ARTICLE VII - DISSOLUTION AND TERMINATION.

Section 7.1             No Dissolution. The Partnership shall not be dissolved by the admission of substitute Partners or by the death, retirement, resignation, expulsion, bankruptcy or dissolution of any Partner.

Section 7.2             Events of Dissolution. The Partnership shall be dissolved and its affairs wound up upon the occurrence of any of the following events: (a) a date designated and approved in writing by the General Partner and a Supermajority Limited Partner Vote; or (b) upon the entry of a decree of judicial dissolution under §17-802 of the Act.

Section 7.3             Notice of Dissolution. The General Partner shall promptly notify the Partners of any dissolution of the Partnership pursuant to Section 7.2 or otherwise pursuant to the Act.

Section 7.4             Liquidation. Upon the dissolution of the Partnership, the General Partner, or if there is none, the Person or Persons approved by the holders of more than fifty percent (50%) of the Partnership Points then outstanding shall carry out the winding up of the Partnership (in such capacity, the “Liquidating Trustee”) and shall immediately commence to wind up the Partnership’s affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the satisfaction of liabilities to creditors so as to enable the Partners to minimize the normal losses attendant upon a liquidation.  The Partners shall continue to share in allocations and distributions during liquidation in the same proportions, as specified in Article IV, as before liquidation.  The proceeds of liquidation shall be distributed as set forth in Section 4.4.

Section 7.5             Termination. The Partnership shall terminate when all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the Partners in the manner provided for in Section 4.4 and the Certificate shall have been canceled in the manner required by the Act.

Section 7.6             Claims of the Partners. All Partners and former Partners shall look solely to the Partnership’s assets for any return of their Capital Contributions and if the assets of the Partnership remaining after payment of or due provision for all debts, liabilities and obligations of the Partnership are insufficient to return such Capital Contributions, the Partners and former Partners shall have no recourse against the Partnership or any other Partner.

ARTICLE VIII - RECORDS; TAX MATTERS.

Section 8.1             Books and Records.  The Partnership shall keep complete and accurate books of account with respect to the operations of the Partnership, prepared in accordance with GAAP.

Section 8.2             Tax Year.  The taxable year of the Partnership shall be the twelve (12) months ended December 31st or such other taxable year as the General Partner may designate.

Section 8.3             Tax Matters.

(a)       The General Partner shall cause to be prepared and filed on or before the due date (or any extension thereof) federal, state, local and foreign tax or information returns required to be filed by the Partnership and shall provide to the other Partners, as soon as reasonably practicable following the close of each taxable year of the Partnership, any information which the General Partner has which is necessary to allow the Partners to timely prepare and file any federal, state or local income tax returns (including IRS Schedule K-1).  The General Partner, to the extent that Partnership funds are available, shall cause the Partnership to pay any taxes payable by the Partnership; provided that the General Partner shall not be required to cause the Partnership to pay any tax so long as the General Partner or the Partnership is in good faith and by appropriate legal proceedings contesting the validity, applicability or amount thereof and such contest does not materially endanger any right or interest of the Partnership and adequate reserves therefor have been set aside by the Partnership.  Neither the Partnership nor any Partner shall do anything or take any action which would be inconsistent with the foregoing or with the General Partner’s actions as authorized by the foregoing provisions of this Section 8.3(a).

(b)       The General Partner shall be the “tax matters partner” for the Partnership pursuant to Sections 6221 through 6233 of the Code.

ARTICLE IX - LIABILITY, EXCULPATION AND INDEMNIFICATION.

Section 9.1             Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being a Covered Person.

Section 9.2             Exculpation.

(a)       No Covered Person shall be liable to the Partnership or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Partnership and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of any action or inaction of such Covered Person which constituted fraud, gross negligence, bad faith, willful misconduct or a breach of this Agreement.

(b)       A Covered Person shall be fully protected in relying in good faith upon the records of the Partnership and upon such information, opinions, reports or statements presented to the Covered Person by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership of such Covered Person.

Section 9.3             Fiduciary Duty.

(a)       To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to any Partner, a Covered Person acting under this Agreement shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

(b)       Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between the General Partner and any other Partner the resolution or manner of resolution of which is not specifically provided for herein, or (ii) whenever this Agreement or any other agreement contemplated herein or therein provides that the General Partner shall act in a manner that is, or provides terms that are, fair and reasonable to the Partnership or any Partner, the General Partner shall resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles.  In the absence of bad faith by the General Partner, the resolution, action or term so made, taken or provided by the General Partner shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the General Partner at law or in equity or otherwise.

(c)       Whenever in this Agreement the General Partner is permitted or required to make a decision (i) in its “sole discretion” or under a grant of similar authority or latitude, the General Partner shall be entitled to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or any other Person, or (ii) in its “good faith”, “reasonable discretion” or under another express standard, the General Partner shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

(d)       Wherever in this Agreement a factual determination is called for and the applicable provision of this Agreement does not indicate what party or parties are to make the applicable factual determination, and/or the applicable standard to be used in making the factual determination, such determination shall be made by the General Partner in the exercise of its good faith discretion.

Section 9.4            Indemnification.  To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Partnership for any loss, damage or claim (including any amounts paid in settlement of any such claims) incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Partnership and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of any action or inaction of such Covered Person which constituted fraud, gross negligence, bad faith, willful misconduct or a breach of this Agreement; provided, however, that any indemnity under this Section 9.4 shall be provided out of and to the extent of Partnership assets only, and no Covered Person shall have any personal liability to provide indemnity on account thereof.

Section 9.5            Notice; Opportunity to Defend and Expenses.

(a)       Promptly after receipt by any Covered Person from any third party of notice of any demand, claim or circumstance that, immediately or with the lapse of time, would reasonably be expected to give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that could reasonably be expected to result in any loss, damage or claim with respect to which the Covered Person might be entitled to indemnification from the Partnership under Section 9.4, the Covered Person shall give notice thereof (the “Claims Notice”) to the Partnership; provided, however, that a failure to give such notice shall not prejudice the Covered Person’s right to indemnification hereunder except to the extent that the Partnership is actually prejudiced thereby.  The Claims Notice shall describe the Asserted Liability in such reasonable detail as is practicable under the circumstances, and shall, to the extent practicable under the circumstances, indicate the amount (estimated, if necessary) of the loss or damage that has been or may be suffered by the Covered Person.

(b)       The Partnership may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability; provided, however, that if the named parties to any action or proceeding include (or could reasonably be expected to include) both the Partnership and a Covered Person, or more than one Covered Persons, and the Partnership is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the Covered Person may engage separate counsel at the expense of the Partnership.  If the Partnership elects to compromise or defend such Asserted Liability, it shall within twenty (20) business days (or sooner, if the nature of the Asserted Liability so requires) notify the Covered Person of its intent to do so, and the Covered Person shall cooperate, at the expense of the Partnership, in the compromise of, or defense against, such Asserted Liability.  If the Partnership elects not to compromise or defend the Asserted Liability, fails to notify the Covered Person of its election as herein provided, contests its obligation to provide indemnification under this Agreement, or fails to make or ceases making a good faith and diligent defense, the Covered Person may pay, compromise or defend such Asserted Liability all at the expense of the Covered Person.  Except as set forth in the preceding sentence, neither the Partnership nor the Covered Person may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld.  In any event, the Partnership and the Covered Person may participate at their own expense, in the defense of such Asserted Liability.  If the Covered Person chooses to participate in the defense of any claim, the Covered Person shall make available to the Partnership any books, records or other documents within its control that are necessary or appropriate for such defense, all at the expense of the Partnership.

(c)       If the Partnership elects not to compromise or defend an Asserted Liability, or fails to notify the Covered Person of its election as above provided, then, to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any Asserted Liability, shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon satisfaction of any conditions required by applicable law and receipt by the Partnership of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 9.4.  The Partnership may, if the General Partner deems it appropriate, require any Covered Person for whom expenses are advanced, to deliver adequate security to the Partnership for his obligation to repay such indemnification.

Section 9.6            Miscellaneous.

(a)       The right of indemnification hereby provided shall not be exclusive of, and shall not affect, any other rights to which a Covered Person may be entitled.  Nothing contained in this Article IX shall limit any lawful rights to indemnification existing independently of this Article IX.

(b)       The indemnification rights provided by this Article IX shall also inure to the benefit of the heirs, executors, administrators, successors and assigns of a Covered Person and any officers, directors, partners, shareholders, employees and Affiliates of such Covered Person (and any former officer, director, member, shareholder or employee of such Covered Person, if the loss, damage or claim was incurred while such person was an officer, director, member, shareholder or employee of such Covered Person).  The General Partner may extend the indemnification called for by Section 9.4 to non-employee agents of the Partnership, the General Partner or its Affiliates.

ARTICLE X -  MISCELLANEOUS.

Section 10.1          Delivery of AMG Shares.  In the event that the General Partner elects to pay all or any portion of a Purchase Price by the delivery of AMG Shares, the number of AMG Shares required to be delivered by the General Partner shall be equal to the quotient obtained by dividing (i) that portion of the Purchase Price to be paid in AMG Shares by (ii) the Average AMG Stock Price.  In the event that there is a stock split (or reverse stock split), stock dividend or other similar event during the relevant measuring periods under the foregoing calculation, equitable and appropriate adjustments shall be made in the application of such calculation of the Average AMG Stock Price to take account of such event.

Section 10.2          Notices.  All notices, statements, requests, elections, consents or demands permitted or required to be made under this Agreement (“Notices”) shall be in writing, signed by the Person or Persons giving such notice, statement, request, election, consent or demand and shall be delivered personally or by confirmed facsimile, or sent by registered or certified mail, or by commercial courier to the other Partners, at their addresses set forth on the signature pages hereof or on Schedule A hereto, or at such other addresses as may be supplied by written notice given in conformity with the terms of this Section 10.2.  All Notices to the Partnership shall be made to the General Partner c/o John Kingston III, Affiliated Managers Group, Inc., 600 Hale Street, Prides Crossing, Massachusetts 01965.  The date of any such personal or facsimile delivery or the date of delivery by an overnight courier or the date five (5) days after the date of mailing by registered or certified mail, as the case may be, shall be the date of such notice.

Section 10.3          Successors and Assigns.  Subject to the restrictions on Transfer set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the Partners, their respective successors, successors-in-title, heirs and assigns, and each and every successor-in-interest to any Partner, whether such successor acquires such interest by way of gift, purchase, foreclosure or by any other method, and each shall hold such interest subject to all of the terms and provisions of this Agreement.

Section 10.4          Amendments.  Amendments may be made to this Agreement only with (a) a Supermajority Limited Partner Vote and (b) the prior written consent of the General Partner; provided, however, that, without the vote, consent or approval of any Partner, (x) the General Partner shall make such amendments and additions to Schedule A and Schedule B hereto as are required by the provisions hereof, and (y) the General Partner may amend this Agreement to correct any printing, stenographic or clerical errors or omissions.  Except as otherwise specifically provided for herein, (a) an amendment or a modification increasing any liability of a Partner to the Partnership or the other Partners, or adversely affecting the limitation of the liability of a Partner with respect to the Partnership, shall be effective only with that Partner’s prior written consent, and (b) an amendment or modification that by its explicit terms would alter or change the rights, obligations, powers or preferences of any Partner in a disproportionate and adverse manner compared to other Partners, shall be effective only with the prior written consent of the Partner which would be so affected.

Section 10.5          No Partition.  No Partner nor any successor-in-interest to any Partner, shall have the right while this Agreement remains in effect to have the property of the Partnership partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Partnership partitioned, and each Partner, on behalf of himself, his successors, representatives, heirs and assigns, hereby waives any such right.  It is the intent of the Partners that during the term of this Agreement, the rights of the Partners and their successors-in-interest, as among themselves, shall be governed by the terms of this Agreement, and that the right of any Partner or successors-in-interest to Transfer or otherwise dispose of his interest in the Partnership shall be subject to the limitations and restrictions of this Agreement.

Section 10.6          No Waiver; Cumulative Remedies.  The failure of any Partner to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Partner’s right to demand strict compliance in the future.  No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.  For the avoidance of doubt, the General Partner may in its sole discretion waive any requirement or obligation hereunder (including, without limitation, under Section 6.4) with respect to any particular Limited Partner without waiving such requirement or obligation with respect to any other Limited Partner.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

Section 10.7          Dispute Resolution.  All disputes arising in connection with this Agreement shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The arbitration shall be held in

Boston, Massachusetts before a single arbitrator selected by the General Partner, who shall have substantial business experience in the investment advisory industry.

Section 10.8          Prior Agreements Superseded.  This Agreement and the schedules and exhibits hereto supersede the prior understandings and agreements among the parties with respect to the subject matter hereof.

Section 10.9          Captions.  Titles or captions of Articles or Sections contained in this Agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 10.10       Counterparts.  This Agreement may be executed in a number of counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the Partners notwithstanding that all Partners have not signed the same counterpart.

Section 10.11       Applicable Law; Jurisdiction.  This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware, without applying the choice of law or conflicts of law provisions thereof.

Section 10.12       Interpretation.  All terms herein using the singular shall include the plural; all terms using the plural shall include the singular; in each case, the term shall be as appropriate to the context of each sentence.  Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine and neuter, whichever shall be applicable.

Section 10.13       Exhibits and Schedules.

(a)                     The name, Partnership Points, and vesting schedule with respect to Partnership Points that are not vested, of each Partner shall be listed on Schedule A hereto.  The General Partner shall update Schedule A and Schedule B from time to time as necessary to reflect accurately the information to be contained therein.  Any amendment or revision to Schedule A or Schedule B shall not be deemed an amendment to this Agreement.  Any reference in this Agreement to Schedule A or Schedule B shall be deemed to be a reference to Schedule A or Schedule B as amended and in effect from time to time.

(b)                                 All Exhibits and Schedules attached to this Agreement are incorporated and shall be treated as if set forth herein.  Only the General Partner shall have the right to review Schedule A and each Limited Partner expressly waives its rights under the Act (including, without limitation, under Section 17-305 thereof) to review Schedule A (and acknowledges and agrees that such waiver is reasonable in light of the interests of the Partnership and its Partners).  Each Limited Partner shall have the right to receive a copy of this Agreement and the Exhibits and Schedules attached hereto, provided that Schedule A will be redacted as to names, Partnership Points, vesting schedule with respect to Partnership Points that are not vested, and any other information regarding the other Partners, and such Limited Partner shall have the right to review only that information regarding such Limited Partner’s own Partnership Points and vesting schedule with respect to Partnership Points that are not vested.  Notwithstanding the foregoing, the General Partner may furnish to any one or more Limited Partners (and to the exclusion of any one or more other Limited Partners) such additional information relating to Schedule A as the General Partner determines from time to time.

Section 10.14       Severability.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

Section 10.15       Creditors.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of (a) any Partner, or (b) the Partnership, other than a Partner who is also a creditor of the Partnership.

Section 10.16       Guaranty of AMG.  AMG hereby unconditionally and irrevocably guarantees the timely performance by the General Partner of its obligations under Section 6.4.

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IN WITNESS WHEREOF, the Partners have executed and delivered this Agreement as of the Effective Time.

LTEIP 2011 GP HOLDINGS CORP.

By:	/s/ John Kingston, III
Name:	John Kingston, III
Title:	Vice President and Secretary

Solely for purposes of Section 2.10:

LTEIP LP HOLDINGS, LLC

By: Affiliated Managers Group, Inc., its Manager and Sole Member

By:	/s/ John Kingston, III
Name:	John Kingston, III
Title:	Vice Chairman and General Counsel

Solely for purposes of Sections 2.8, 2.9 and 10.16:

AFFILIATED MANAGERS GROUP, INC.

By:	/s/ John Kingston, III
Name:	John Kingston, III
Title:	Vice Chairman and General Counsel

Exhibit A

Defined Terms

“1940 Act” shall mean the Investment Company Act of 1940, as it may be amended from time to time, and any successor to such act.

“Act” shall mean the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §17-101, et seq. (as it may be amended from time to time and any successor to such act).

“Advisers Act” shall mean the Investment Advisers Act of 1940, as it may be amended from time to time, and any successor to such act.

“Affiliate” shall mean, with respect to any Person (herein the “first party”), any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such first party.  The term “control” as used herein (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to (a) vote or dispose of, or direct the voting or disposition of, twenty-five percent (25%) or more of the outstanding voting securities of such Person, or (b) otherwise direct the management or policies (or exercise approval rights over certain fundamental matters) of such Person by contract or otherwise.

“Agreement” shall have the meaning specified in the preamble of this Agreement.

“AMG” shall have the meaning specified in the preamble of this Agreement.

“AMG Shares” shall mean shares of AMG’s common stock which are at the time of issuance, and for at least twenty (20) days thereafter, listed on a national or international securities exchange (and not at the time of issuance subject to de-listing or removal for failure to meet public float or share price requirements) and eligible to be sold pursuant to a resale shelf or other registration statement under the Securities Act (subject to customary restrictions applicable to the use of a resale shelf or other applicable type of registration statement, as applicable).

“Applicable AMG Affiliates” shall mean each of the Persons set forth on Part 1 and Part 2 of Schedule B under the headings “Name of Extant AMG Affiliate” and “Name of New AMG Affiliate,” respectively.

“Applicable Holding Company” shall mean, with respect to any Applicable AMG Affiliate, the Person set forth on Schedule B opposite such Applicable AMG Affiliate’s name.

“Asserted Liability” shall have the meaning specified in Section 9.5(a).

“Average AMG Stock Price” shall mean the average (arithmetic mean) Stock Price of AMG Shares during the twenty (20) consecutive trading days ending on (and including) the third complete trading day immediately prior to the applicable Purchase Date.

“Call” shall have the meaning specified in Section 6.4(c).

“Capital Account” shall mean the capital account maintained by the Partnership for each Partner in accordance with the capital accounting rules described in Section 4.2.

“Capital Contribution” shall mean, as to each Partner, the aggregate amount of cash and the Fair Market Value of any property contributed to the capital of the Partnership by such Partner (or any prior holders of the Capital Account of such Partner).

“Capital Loss” shall mean, in respect of each asset of the Partnership (upon a sale, exchange or other disposition of such asset), the shortfall (if any) of such amounts received in respect of the disposition of such asset below its Effective Time FMV.

“Capital Surplus” shall mean, in respect of each asset of the Partnership (upon the sale, exchange or other disposition of such asset) the excess (if any) of amounts received in respect of the disposition of such asset over its Effective Time FMV.

“Cash Payment” shall mean a payment in immediately available funds by check or wire transfer in lawful money of the United States of America to an account designated in writing by the applicable Limited Partner to the General Partner at least two (2) business days prior to applicable Purchase Date.

“Certificate” shall mean the Certificate of Limited Partnership of the Partnership required under the Act, as such Certificate may be amended and/or restated from time to time.

“Change of Control” shall mean the occurrence of any one of the following events: (i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than AMG, any of its Affiliates, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of AMG or any of its Affiliates), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of AMG representing twenty-five percent (25%) or more of the combined voting power of AMG’s then outstanding securities having the right to vote in an election of AMG’s Board of Directors (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from AMG); or (ii) the consummation of (A) any consolidation or merger of AMG where the stockholders of AMG, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate fifty percent (50%) or more of the voting shares of the corporation (or other business entity) issuing cash or securities in the consolidation or merger (or of its ultimate parent, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of AMG, or (C) the liquidation or dissolution of AMG.  Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by AMG which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to twenty-five percent (25%) or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from AMG), then a “Change of Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

“Claims Notice” shall have the meaning specified in Section 9.5(a).

“Code” or “Internal Revenue Code” shall mean the United States Internal Revenue Code of 1986, as from time to time amended, and any successor code thereto.  A reference to a specific section of the Code refers not only to such specific section but also to any corresponding provision of any federal tax statute enacted after the Effective Time, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

“Compensation Expense” shall have the meaning specified in Section 4.2(e).

“Competing Business” shall mean a business or a division of a business conducted anywhere in the United States of America which, as a primary or substantial part of its business, invests in, or undertakes other similar and related activities with respect to, investment managers and advisers.

“Competitive Activity” shall mean, with respect to any Limited Partner, (i) directly or indirectly, whether as owner, partner, shareholder, member, consultant, agent, employee, co-venturer or otherwise, engaging, participating or investing in any Competing Business (provided, however, that (A) acting as an agent for a Competing Business in the course of such Limited Partner’s employment for a business which is not a Competing Business shall not constitute “Competitive Activity” for purposes of this Agreement, and (B) such Limited Partner may own up to five percent (5%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business); (ii) directly or indirectly, taking any action to negotiate or discuss with any person or entity or solicit or entertain from any person or entity, any investment, purchase, proposal, offer or indication of interest regarding (A) any investment in any entity in which AMG or any of its subsidiaries or Affiliates holds any securities or other investment interests or (B) any investment in any other entity with whom AMG or any of its subsidiaries or Affiliates is or was discussing or negotiating any possible investment therein at any time during the one (1) year preceding the termination of such Limited Partner’s employment with AMG or any of its subsidiaries or Affiliates; (iii) directly or indirectly, employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with AMG and its subsidiaries or Affiliates (other than terminations of employment of subordinate employees undertaken in the course of such Limited Partner’s employment with AMG or any of its subsidiaries or Affiliates); or (iv) soliciting or encouraging any client or other person or entity to terminate or otherwise modify adversely its business relationship with AMG and its subsidiaries and Affiliates.

“Controlled Affiliate” shall mean, with respect to a Person, any Affiliate of such Person under its “control,” as the term “control” is defined in the definition of Affiliate.

“Covered Person” shall mean a Partner, any Affiliate of a Partner, any officer, director, shareholder, partner, employee or member of a Partner or any of its Affiliates, any officer of the Partnership.

“Effective Date” shall mean December 31, 2011.

“Effective Time” shall have the meaning specified in the preamble of this Agreement.

“Effective Time FMV” shall mean, in respect of each asset beneficially owned by the Partnership as of the Effective Time, the Fair Market Value of such Partnership asset as of such time and, in respect of each asset beneficially acquired by the Partnership following the Effective Time, the Fair Market Value of such Partnership asset at the time it is acquired.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing Agreement” shall mean the Limited Partnership Agreement of the Partnership, dated as of December 31, 2011.

“Extant AMG Affiliate” shall mean each of those Applicable AMG Affiliates which was an Applicable AMG Affiliate as of the Effective Time.

“Fair Market Value” shall mean the fair market value as determined by the General Partner (or, for purposes of Section 4.4, if there shall be no General Partner, the Liquidating Trustee).

“Fair Value” shall have the meaning specified in Section 6.3(a).

“Follow-on Investment” shall have the meaning specified in Section 2.9.

“Forfeiture” shall have the meaning specified in Section 6.2(a).

“Forfeiture Notice” shall have the meaning specified in Section 6.2(a).

“GAAP” shall mean U.S. generally accepted accounting principles.

“General Partner” shall mean LTEIP 2011 GP Holdings Corp., a Delaware corporation, and any Person who becomes a successor General Partner pursuant to the provisions of this Agreement.

“Governmental Authority” shall mean any foreign, federal, state or local court, governmental authority or regulatory body.

“Immediate Family” shall mean, with respect to any individual, such individual’s spouse, former spouse, parents, grandparents, children, grandchildren, siblings (and estates, trusts, partnerships and other entities and legal relationships of which a substantial majority in interest of the beneficiaries, owners, investors, members or participants at all times in question are, directly or indirectly, one or more of the Persons described above and/or such individual).

“Income Tax Regulations” shall mean the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Indebtedness” shall mean, with respect to a Person: (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices); (ii) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument; (iii) all obligations of such Person under any financing leases; (iv) all obligations of such Person in respect of acceptances issued or created for the account of such Person; (v) all obligations of such Person under non-competition agreements reflected as liabilities on a balance sheet of such Person in accordance with GAAP; (vi) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof; and (vii) all net obligations of such Person under interest rate, commodity, foreign currency and financial markets swaps, options, futures and other hedging obligations.

“Independent Public Accountants” shall mean any independent certified public accountant selected by the General Partner.

“Independent Valuation Expert” shall have the meaning specified in Section 6.3(a).

“Initial Limited Partner” shall have the meaning specified in Section 2.10.

“Investment Management Services” shall mean any services which involve: (i) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds); (ii) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds); or (iii) otherwise acting as an “investment adviser” within the meaning of the Advisers Act, including, without limitation, in each of the foregoing cases, performing activities related or incidental thereto.

“IRS” shall mean the Internal Revenue Service of the United States Department of the Treasury.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Partner” shall mean any Person admitted to the Partnership as a Partner pursuant to the provisions of this Agreement, other than the General Partner.

“Liquidating Trustee” shall have the meaning specified in Section 7.4.

“New AMG Affiliate” shall mean any Person that provides Investment Management Services in which AMG first acquires a direct or indirect ownership interest following the Effective Time.

“New Investment” shall have the meaning specified in Section 2.8.

“Notices” shall have the meaning specified in Section 10.2.

“Partner” shall mean any Person admitted to the Partnership as a “partner” within the meaning of the Act, which includes the General Partner and the Limited Partners.  For all purposes of the Act, the Partners shall constitute one (1) class or group of partners.

“Partner Nonrecourse Debt Minimum Gain” shall mean an amount with respect to each partner nonrecourse debt (as defined in U.S. Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in U.S. Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with U.S. Treasury Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Deductions” shall have the meaning set forth in U.S. Treasury Regulations Section 1.704-2(i)(2).

“Partnership” shall have the meaning set forth in the preamble of this Agreement.

“Partnership Interests” shall mean, as of any date, with respect to a Partner, a Partner’s interest in the Partnership, which includes such Partner’s Partnership Points, as well as such Partner’s Capital Account and other rights under this Agreement and the Act.

“Partnership Minimum Gain” shall have the meaning set forth in U.S. Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Partnership Points” shall mean, as of any date with respect to a Partner, the number of Partnership Points of such Partner as set forth on Schedule A hereto.

“Permitted AMG Transferee” means a subsidiary, all or substantially all of the voting and economic interests of which are owned directly or indirectly by AMG (or that is otherwise owned, directly or indirectly, by AMG in a manner having substantially the same effect).

“Person” shall mean any individual, partnership (limited or general), corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or any similar entity.

“Profits Interests” shall have the meaning specified in Section 4.7.

“Proposed Rules” shall have the meaning specified in Section 4.7.

“Purchase Date” shall have the meaning specified in Section 6.4(a).

“Purchase Notice” shall have the meaning specified in Section 6.4(d).

“Purchase Price” shall mean, in respect of any Purchased Points being purchased from a Limited Partner, an amount equal to the Fair Value of such Purchased Points as of the last day of the most recently completed calendar quarter preceding the applicable Purchase Date.

“Purchased Points” shall have the meaning specified in Section 6.4(d).

“Put” shall have the meaning specified in Section 6.4(a).

“Regulatory Allocations” shall have the meaning specified in Section 4.5(f).

“Safe Harbor Election” shall have the meaning specified in Section 4.7.

“SEC” shall mean the Securities and Exchange Commission, and any successor Governmental Authority thereto.

“Securities Act” shall mean the Securities Act of 1933, as it may be amended from time to time, and any successor thereto.

“Series C Participation Threshold” shall mean the dollar amount specified opposite the name of the Applicable AMG Affiliate on Schedule B, as may be adjusted by the General Partner (a) to the extent required by Section 2.9 in connection with a Follow-on Investment, or (ii) to the extent required to reflect any complete or partial sale or liquidation of such Applicable AMG Affiliate (or of a parent company or subsidiary thereof or other entity associated with the business of such Applicable AMG Affiliate).

“Series C Percentage” shall mean, with respect to an Applicable Holding Company, the percentage specified opposite the name of such Person on Schedule B, as may be adjusted by the General Partner to the extent required by Section 2.9 in connection with a Follow-on Investment.

“Stock Price” shall mean, for any trading day, the closing price for one AMG Share, which shall be the last sale price or, in the case no such sale takes place on such trading day, the average of the closing bid and asked prices, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange or other market on which AMG Shares are listed or admitted to trading; or, if on any such trading day no bids are quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such security reasonably selected by the General Partner.

“Supermajority Limited Partner Vote” shall mean the affirmative approval, by vote or written consent, of Limited Partners holding eighty percent (80%) of the Partnership Points then held by all Limited Partners.

“Transfer” shall mean any sale, assignment, transfer, exchange, charge, pledge, gift, hypothecation, conveyance or encumbrance (such meaning to be equally applicable to verb and noun forms of such term), or any offer to do any of the foregoing.

“Unvested Points” shall have the meaning specified in Section 6.1.

“Vested Points” shall have the meaning specified in Section 6.1.

Exhibit B

FORM OF PUT/CALL NOTICE

LONG-TERM EQUITY INTERESTS PLAN 2011, LP

Reference is made to that certain Limited Partnership Agreement of Long-Term Equity Interests Plan 2011, LP, dated as of December 31, 2011 (the “Partnership Agreement”).  Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Partnership Agreement.

WHEREAS, pursuant to the terms of Section 6.4 of the Partnership Agreement, [the undersigned Limited Partner has the option, subject to the terms and conditions set forth in Section 6.4 of the Partnership Agreement, to cause the General Partner to purchase Vested Points held by such Limited Partner] / [the General Partner has the option, subject to the terms and conditions set forth in Section 6.4 of the Partnership Agreement, to cause [insert name of applicable Limited Partner] to sell Vested Points held by such Limited Partner].

NOW, THEREFORE, [the undersigned Limited Partner hereby provides notice in accordance with Section 6.4(d) of the Partnership Agreement that it elects to sell to the General Partner                      Vested Points (and a pro rata portion of such Limited Partner’s Capital Account)] / [the General Partner hereby provides notice in accordance with Section 6.4(d) of the Partnership Agreement that it elects to purchase from [insert name of applicable Limited Partner]                      Vested Points (and a pro rata portion of such Limited Partner’s Capital Account)].

IN WITNESS WHEREOF, the undersigned has executed and delivered this Purchase Notice as of [              ].

[General Partner / Limited Partner]

By: